Exhibit 99.1

Cornerstone Bancshares, Inc. Announces 3rd Quarter 2006 Financial Results

HIXSON, Tenn., Oct. 13 /PRNewswire-FirstCall/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc saw its 3rd quarter earnings increase to $1.55 million or $.48 a share and $4.37 million year to date an increase of 46.4% while book earnings per share increased to $1.35 versus $.99, an increase of 36.4%. The earnings growth was the result of continued balance sheet growth and core deposit growth coupled with an increase in Cornerstone’s net interest margin to 5.72%. Leading the growth in deposits were certificates of deposit which on average grew 28.9% over the same period in 2005. The Bank experienced continued exceptional loan growth as the loan portfolio finished the quarter with an average 3rd quarter balance of $287 million, up 17.3% over the same period in 2005. The loan growth was concentrated in the business sector especially in asset based and commercial real estate lending as more customers choose customer service and went with a local organization that partnered with its customers. Asset growth followed in line with loan growth as the Bank averaged $350 million in assets for the 3rd quarter of 2006 up from $294 million during the 3rd quarter of 2005 an increase of 18.7%. The elevated net interest margin is due to increased number of participated loan servicing fees and a timing difference between the Bank’s repricing of assets and liabilities.

The asset quality improved slightly and remained at the superior level during the first three quarters of 2006 as non-performing assets as a percentage of average total loans remained at 0.36%. The Bank had net charge offs of $90 thousand during the third quarter and $203 thousand year to date, while providing $1,058 thousand to the loan loss allowance year to date. The large provision was created to fully fund the loan loss allowance for the loan growth realized from the first three quarters of 2006, and as a result Cornerstone was able to maintain a 1.53% allowance for possible loan losses compared to average loans.

Cornerstone Bancshares Inc. 3rd quarter 2006 earnings of $1.55 million represent a 25.7% increase over the 3rd quarter in 2005 earnings of $1,230 thousand. Earnings per share for the 3rd quarter 2006 were $0.48 compared to $0.40 per share for the 3rd quarter of 2005.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and $350 million in assets specializing in business financial services.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of September 30, 2006
(in thousands)

	Three Months Ending September 30
			% Change
EARNINGS SUMMARY	2006	2005

Interest income	$7,534	$5,438	38.54%
Interest expense	2,781	1,642	69.37%
Net interest income	4,753	3,796	25.21%
Provision for loan loss	205	350	-41.43%
Net interest income after provision	4,548	3,446	31.98%
Noninterest income	418	492	-15.04%
Noninterest expense	2,423	1,970	22.99%
Pretax income	2,543	1,968	29.22%
Income taxes	997	738	35.09%
Net income	$1,546	$1,230	25.69%
Earnings per common share	$0.48	$0.40	20.00%
Weighted average common shares outstanding (1)	3,250,815	3,061,312

	Year-to-Date Ending September 30
			% Change
EARNINGS SUMMARY	2006	2005

Interest income	$21,229	$14,604	45.36%
Interest expense	7,375	4,204	75.43%
Net interest income	13,854	10,400	33.21%
Provision for loan loss	1,058	900	17.56%
Net interest income after provision	12,796	9,500	34.69%
Noninterest income	1,535	1,064	44.27%
Noninterest expense	7,221	5,731	26.00%
Pretax income	7,110	4,833	47.11%
Income taxes	2,745	1,851	48.30%
Net income	$4,365	$2,982	46.38%
Earnings per common share	$1.35	$0.99	36.36%
Weighted average common shares outstanding (1)	3,235,682	3,012,731

	Three Months Ending September 30
			% Change
AVERAGE BALANCE SHEET SUMMARY	2006	2005

Loans, net of unearned income	287,354	$245,014	17.28%
Investment securities & Other	43,486	32,092	35.50%
Earning assets	330,840	277,106	19.39%
Total assets	349,508	294,367	18.73%
Noninterest bearing deposits	35,752	35,371	1.08%
Interest bearing transaction deposits	92,026	83,245	10.55%
Certificates of deposit	136,164	105,662	28.87%
Total deposits	263,942	224,278	17.69%
Other interest bearing liabilities	46,708	39,125	19.38%
Shareholder’s equity	36,359	28,901	25.81%

	Year-to-Date Ending September 30
			% Change
AVERAGE BALANCE SHEET SUMMARY	2006	2005

Loans, net of unearned income	$280,166	$228,142	22.80%
Investment securities & Other	38,817	32,393	19.83%
Earning assets	318,983	260,535	22.43%
Total assets	338,902	276,952	22.37%
Noninterest bearing deposits	36,139	33,853	6.75%
Interest bearing transaction deposits	91,970	78,093	17.77%
Certificates of deposit	129,905	98,427	31.98%
Total deposits	258,014	210,373	22.65%
Other interest bearing liabilities	43,715	37,328	17.11%
Shareholder’s equity	34,917	27,486	27.04%

	Three Months Ending September 30

SELECTED RATIOS	2006	2005

Average equity to average assets	10.40%	9.82%
Average net loans to average total assets	82.22%	83.23%
Return on average assets	1.77%	1.67%
Return on average total equity	17.01%	17.02%
Actual Equity on September 30,	$36,864,528	$30,042,401
Actual # shares outstanding on September 30	3,253,159	3,072,334
Book value per common share	$11.33	$9.78

	Year-to-Date Ending September 30

SELECTED RATIOS	2006	2005

Average equity to average assets	10.30%	9.92%
Average net loans to average total assets	82.67%	82.38%
Return on average assets	1.72%	1.44%
Return on average total equity	16.67%	14.47%
Actual Equity on September 30,
Actual # shares outstanding on September 30
Book value per common share

SOURCE  Cornerstone Bancshares, Inc.
     -0-                                        10/13/2006
     /CONTACT:  Frank Hughes, President & COO of Cornerstone Bancshares, Inc., +1-423-385-3009/
     /Web site:  http://www.cscbank.com /